Maddox Ungar Silberstein, PLLC CPAs and Business Advisors

Phone (248) 203-0080
Fax (248) 281-0940
30600 Telegraph Road, Suite 2175
Bingham Farms, MI 48025-4586
www.maddoxungar.com

December 28, 2009

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Lux Digital Pictures, Inc.
Berkeley, California

To Whom It May Concern:

Maddox Ungar Silberstein, PLLC hereby consents to the use in the Registation Statement on Form S-8, filed by Lux Digital Pictures, Inc. of our report dated November 25, 2009, relating to the financial statements of Lux Digital Pictures, Inc., a Wyoming Corporation, as of and for the periods ending August 31, 2009 and 2008.

Sincerely,

/s/ Maddox Ungar Silberstein, PLLC

Maddox Ungar Silberstein, PLLC